PROSPECTUS SUPPLEMENT NO. 3
To Prospectus dated August 9, 2006, as supplemented by the Prospectus Supplement
No. 1 dated September 8, 2006

$350,000,000
Charles River Laboratories International, Inc.
2.25% Convertible Senior Notes due 2013 and Common Stock Issuable Upon
Conversion of the Notes
Interest payable June 15 and December 15

This prospectus supplement supplements information contained in that certain prospectus supplement No. 1 dated September 8, 2006 to the prospectus dated August 9, 2006 of Charles River Laboratories International, Inc., which we collectively refer to as the “prospectus,” covering resale by selling securityholders of our 2.25% Convertible Senior Notes due 2013 and common stock issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

See "Risk Factors" beginning on page S-5 of the prospectus supplement No. 1 dated September 8, 2006 for a discussion of certain risks that you should consider in connection with an investment in the notes or in shares of our common stock.

Neither the Securities and Exchange Commission, any state securities commission nor any other United States regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 17, 2006

The information appearing under the section entitled “Selling Securityholders” on pages S-50 and S-51 of the prospectus supplement No. 1 dated September 8, 2006 is amended and restated in its entirety by the information below.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold to J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Wachovia Capital Markets, LLC and SG Americas Securities, LLC, which we refer to as the Initial Purchasers, and resold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell pursuant to this prospectus supplement any or all of the notes listed below and the shares of common stock issued upon conversion of the notes.

Selling securityholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling securityholders may be deemed to be underwriting commissions.

The table below sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and the numbers of shares of common stock into which those notes are convertible, each of which may be offered pursuant to this prospectus supplement. Unless set forth below, to the best of our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.

We have prepared the table below based on information received from the selling securityholders on or prior to October 16, 2006. However, any or all of the notes or shares of common stock listed below may be offered for sale pursuant to this prospectus supplement by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or number of shares of common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements or post-effective amendments to the shelf registration statement, as required. From time to time, additional information concerning ownership of the notes and shares of common stock may rest with certain holders of the notes not named in the table below and of whom we are unaware.

Name	Aggregate Principal Amount of Notes That Are Owned and May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that May Be Sold(1)	Percentage of Common Stock Outstanding(2)

ADI Alternative Investments	$6,500,000	1.86%	132,819	*
ADI Alternative Investments c/o ADI Multistrategies	1,500,000	*	30,651	*
ADI Alternative Investments c/o Axis Pan	500,000	*	10,217	*
ADI Alternative Investments c/o Casam CB Arbitrage Funds	2,000,000	*	40,867	*
ADI Alternative Investments c/o Kallista Arbitrage Strategies	3,500,000	1.00%	71,518	*
ADI Alternative Investments c/o Kallista Master Fund Limited	4,000,000	1.14%	81,735	*
AHFP Context	830,000	*	16,960	*
Altma Fund SICAV PLC in respect of the Grafton Sub Fund	2,250,000	*	45,976	*
Aristeia International Limited	17,500,000	5.00%	357,590	*
Black Diamond Offshore Ltd.	564,000	*	11,525	*
BP Amoco PLC Master Trust	445,000	*	9,093	*
CALAMOS Convertible Fund – CALAMOS
Investment Trust	4,100,000	1.17%	83,778	*
Canyon Capital Arbitrage Master Fund, Ltd(3)	13,200,000	3.77%	269,725	*

Name	Aggregate Principal Amount of Notes That Are Owned and May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that May Be Sold(1)	Percentage of Common Stock Outstanding(2)

Canyon Value Realization Fund (Cayman), Ltd(3)	18,650,000	5.33%	381,089	*
Canyon Value Realization Fund, LP	6,800,000	1.94%	138,949	*
Canyon Value Realization MAC18, Ltd (RMF) (3)	1,350,000	*	27,586	*
Constans Healthcare Convertible Arbitrage Fund	250,000	*	5,108	*
Context Advantage Fund, L.P.	650,000	*	13,282	*
Context Offshore Advantage Fund, Ltd.	4,440,000	1.27%	90,726	*
Credit Opportunities Master Fund Ltd.	500,000	*	10,217	*
Credit Suisse Securities LLC (4)	14,395,000	4.11%	294,143	*
D.E. Shaw Valence Portfolios, L.L.C. (3)	20,000,000	5.71%	408,674	*
DBAG London (3)	1,250,000	*	25,542	*
Double Black Diamond Offshore LDC	3,436,000	*	70,210	*
Finch Tactical Plus Class B	290,000	*	5,926	*
Fore Convertible Master Fund	456,000	*	9,318	*
Fore ERISA Fund, Ltd.	44,000	*	899	*
Froley Revy Alternative Strategies	500,000	*	10,217	*
Goldman, Sachs & Co. (4)	19,092,000	5.45%	390,120	*
Grace Convertible Arbitrage Fund, LTD	4,500,000	1.29%	91,952	*
Highbridge International LLC	33,500,000	9.57%	684,529	1.00%
Hotel Union and Hotel Industry of Hawaii Pension
Plan	67,000	*	1,369	*
HSBC Multistrategy Arbitrage Fund (3)	1,000,000	*	20,434	*
ING Equity and Income Fund (4)	1,598,000	*	32,653	*
Institutional Benchmarks Series (Master Feeder)
Limited in respect of Alcor series	280,000	*	5,721	*
Jefferies & Co. Inc (4)	1,750,000	*	35,759	*
JP Morgan Securities Inc.(4)	17,000,000	4.86%	347,373	*
Kamunting Street Master Fund, LTD	10,000,000	2.86%	204,337	*
KBC Financial Products USA, Inc. (4)	7,000,000	2.00%	143,036	*
Lydian Global Opportunities Master Fund Ltd	7,500,000	2.14%	153,253	*
Lydian OverSeas Partners Master Fund, LTD	20,000,000	5.71%	408,674	*
Lyxor/Context Fund Ltd.(3)	1,770,000	*	36,168	*
McMahan Securities co, L.P.	1,500,000	*	30,651	*
Miller Tabak Roberts Securities, LLC	500,000	*	10,217	*
Ramius Fund III(3)	53,000	*	1,083	*
Ramius Master Fund LTD(3)	967,000	*	19,759	*
RCG Halifax Master Fund Ltd. (3)	500,000	*	10,217	*
RCG Latitude Master Fund Ltd(3)	6,800,000	1.94%	138,949	*
Sumeet Jhamb	9,000,000	2.57%	183,903	*
SuttonBrook Capital Portfolio LP	12,500,000	3.57%	255,421	*
The City of Southfield Fire and Police Retirement
System	17,000	*	347	*
The Estate of James Campbell CH	48,000	*	981	*
The Estate of James Campbell EST2	233,000	*	4,761	*
UBS Securities LLC (4)	3,270,000	*	66,818	*
UIF Equity and Income Fund (4)	790,000	*	16,143	*
United Technologies Corporation Master Retirement
Trust	168,000	*	3,433	*
Universal Investment Gesellschaft MBH, REF.
AVENTIS	5,000,000	1.43%	102,169	*
US Allianz Equity Income Fund (4)	308,000	*	6,294	*
Van Kampen Equity and Income Fund (4)	27,304,000	7.80%	557,922	*
Viacom Inc. Pension Plan Master Trust	22,000	*	450	*
Vicis Capital Master Fund	6,000,000	1.71%	122,602	*
Waterstone Market Neutral MAC51 Ltd	3,743,000	1.07%	76,483	*
Waterstone Market Neutral Master Fund Ltd	6,257,000	1.79%	127,854	*
Worldwide Transactions Limited	490,000	*	10,013	*
XAVEX Convertible Arbitrage #5(3)	680,000	*	13,895	*

Total(5)	$341,107,000	97.46%	6,970,078	10.20%

* Less than one percent (1%)

(1) Assumes conversion of all of the holder’s notes at a conversion rate of 20.4337 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes—Conversion rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 68,304,750 shares of common stock outstanding as of July 1, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3) This selling securityholder is an affiliate of a broker-dealer.

(4) This selling securityholder is a broker-dealer.

(5) Information about other selling securityholders will be set forth in additional prospectus supplements, if required.